Exhibit (15)
                 ARTHUR ANDERSEN LLP


To CMS Energy Corporation:

     We are aware that CMS Energy Corporation has incorporated by reference in this registration statement its Form 10-Q for the quarter ended March 31, 1995, which includes our report dated May 8, 1995, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections
7 and 11 of the Act.

Arthur Andersen LLP

Detroit, Michigan
  August 1, 1995